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                                   EXHIBIT 11

                               AST RESEARCH, INC.
                   Computation of Net Income (Loss) Per Share
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
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                                                Three Months Ended         Six Months Ended
                                              ---------------------     ----------------------
                                               Dec. 31,     Jan. 1,      Dec. 31,      Jan. 1,
(In thousands, except per share amounts)         1994        1994          1994          1994
                                              (Restated)                (Restated)
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Primary earnings (loss) per share
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Shares used in computing primary
  earnings (loss) per share:
   Weighted average shares of
     common stock outstanding                 32,369       31,659       32,358         31,625
   Effect of stock options treated as
     equivalents under the treasury
     stock method                                 --          795           --            603
                                            --------      -------     --------        -------

   Weighted average common
     and common equivalent
     shares outstanding                       32,369       32,454       32,358         32,228
                                            --------      -------     --------        -------

Net income (loss)                           $(21,724)     $17,933     $(61,130)       $26,165
                                            --------      -------     --------        -------

Earnings (loss) per share - primary         $   (.67)    $    .55     $  (1.89)       $   .81
                                            ========      =======     ========        =======
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Fully diluted earnings (loss) per share
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Shares used in computing fully diluted
  earnings (loss) per share:
   Weighted average shares of
     common stock outstanding                 32,369       31,659       32,358         31,625
   Effect of stock options treated as
     equivalents under the treasury
     stock method                                 --          890           --            715
   Shares assumed issued on conversion
     of Liquid Yield Option Notes                 --          855           --            855
                                            --------      -------      --------       -------

   Total fully diluted shares outstanding     32,369        33,404       32,358        33,195
                                            --------       -------     --------       -------

Net income (loss) - fully diluted earnings
 per share:
   Net income (loss) - primary earnings
    per share                               $(21,724)  $   17,933  $(   61,130)  $     26,165
   Adjustment for interest on LYONs,
     net of tax                                   --          176           --            176
                                            --------      -------     --------        -------

   Adjusted net income (loss) - fully diluted
     earnings per share                       21,724)  $   18,109  $(   61,130)  $     26,341
                                            --------      -------     --------        -------

Earnings (loss) per share - fully diluted   $   (.67)   $     .54  $     (1.89)  $        .79
                                            --------      -------     --------        -------
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